AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into this 29th day of July, 1996, by and between ROSS STORES, INC. (the "Company") and NORMAN A. FERBER (the "Executive"). The Executive and the Company previously entered into an Amended and Restated Employment Agreement as of June 1, 1995, as amended thereafter (the "Agreement"), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

          I. The Executive and the Company hereby amend the Agreement effective as of September 1, 1996, as follows:

               A. Positions and Duties. Paragraph 2 [Positions and Duties] of the Agreement is amended in its entirety as follows:

                    "Subject to paragraph 3, the
                    Executive shall continue to serve as the Chairman of the Board and, through August 31, 1996, as Chief Executive Officer of the Company with overall responsibility for the Company's corporate policy-making and the accomplishment of its plan and objectives all on a mutually-agreeable work schedule. The Executive hereby resigns as Chief Executive Officer of the Company effective midnight on August 31, 1996. While acting as Chief Executive Officer, the Executive shall report directly to the Company's Board and shall devote substantially all of his working time and efforts to the business and affairs of the Company. During the term of his employment, the Executive may engage in outside activities provided those activities do not detract from his duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit. During the term of his employment, the Executive may not render services to any business competitive with any existing business of the Company. During the term of his consultancy, the Executive shall not provide any labor, work, services or assistance to (whether as an officer, director, employee, partner, agent, owner, independent contractor or otherwise) Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc., Filene's Basement Corp., The Federated Stores, The May Department Stores Company, The TJX Companies, Inc., and/or Value City Department Stores, Inc., as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the case of a merger or acquisition.

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               B.   Consulting Relationship.  Paragraph 3 [Consulting
Relationship] of the Agreement is amended in its entirety as follows:

                    "During the period commencing on
                    September 1, 1996, and ending on January 31, 1998 (the "Consultancy Termination Date"), the Executive shall cease to be employed by and shall be retained as a consultant to the Company and shall be available to spend an average of between two and three days a week (at times reasonably convenient to the Executive and the Company) performing such consulting services as shall be reasonably requested by the Chief Executive Officer of the Company."

               C. Consulting Fees. Subparagraph 5(a)(iii) of the Agreement is amended in its entirety as follows:

                    "(iii) The Executive's salary shall
                    be payable in equal installments in accordance with the Company's normal payroll practices applicable to senior officers. Consulting fees shall be payable to the Executive monthly or more frequently as mutually agreed upon between the Executive and the Company."

               D. Other Benefits. Paragraph 5(d) [Other Benefits] of the Agreement is amended in its entirety as follows:

                    (i)  Until his death or the date of
                    his 65th birthday, whichever occurs first, the Executive shall be entitled to continue to participate (at no cost to the Executive) in the following Company employee benefit plans and arrangements in effect on the date hereof in which the Executive now participates: executive medical, dental, vision and mental health insurance; life insurance; accidental death and dismemberment insurance; travel insurance; group excess personal liability; and matching of Executive's 401(k) and supplemental 401(k) contributions (the "Matching Contributions"). The Company shall not make any changes in such plans or arrangements that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other senior executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or
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                    made available in the future shall
                    be in lieu of the salary and consulting fee or bonus payable under subsections (a) and (b).

                    (ii) The foregoing notwithstanding, during the period of his consultancy the Executive shall not participate in any new awards under the Company's stock option, stock purchase and restricted stock plans.

                    (iii)  Until his death, the Executive
                    and all members of his immediate family
                    shall be entitled to Company employee discount cards.

                    (iv)   Until his death or the date of
                    his 65th birthday, whichever occurs first, the Executive shall be reimbursed by the Company on an annual basis for any estate planning fees or expenses actually incurred by the Executive, up to a maximum annual reimbursement of $3,000.

                    (v)   The consulting fees payable to
                    the Executive pursuant to paragraph 5(a) shall be appropriately increased to enable the Executive to procure (to the extent available) the benefits described in subsections (i) (excluding the Matching Contributions), (iii) and (iv) at no after tax cost to the Executive and such increase shall reimburse the Executive for additional taxes associated with procuring such benefits. After Executive ceases to serve as a consultant to the Company, the Executive shall continue to be entitled to these benefits and the Company shall nevertheless continue to make annual (or more frequent) payments to Executive to fully reimburse Executive for all taxes associated with Executive's continued receipt of such benefits (excluding the Matching Contributions).

               E.   Services Furnished.  Paragraph 5(f) [Services
Furnished] of the Agreement is amended in its entirety as follows:

                    Until the later of (a) the
                    termination of the Executive's consulting relationship with the Company for any reason, or
                    (b) January 30, 1999, the Company shall furnish the Executive, at the Company's expense, with office space comparable to his current office in the San Francisco Bay Area at the executive's choice, and such related services (including, but not limited to, secretarial support (which may include his current secretary to the extent she is able and willing to provide such services), telephone service, and facsimile and copying services) as are suitable and adequate for the performance of the Executive's consulting duties for the Company.

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               F.   Continued Benefits Upon Any Termination.
Paragraph 10(f) [Continued Benefits Upon Any Termination] of the
Agreement shall be deleted in its entirety.

               G. Miscellaneous. The following sentence shall be added to the end of paragraph 21 [Miscellaneous]:

                   "Executive's rights under paragraph 5(d)
                    [Other Benefits] of this Agreement
                    shall survive the termination (other than for death) of the Executive's status as an employee or consultant to the Company."

               H. No Other Modifications. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment to Amended and Restated Employment Agreement as of the date and year first above written.


ROSS STORES, INC.                         EXECUTIVE


By:  /s/ George Organ                     /s/Norman A. Ferber
     George P. Orban                      Norman A. Ferber
     Chairman, Compensation Committee